NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 29, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(1) That the entire class of this security was called for redemption, maturity or retirement on August 17, 2022; appropriate notice thereof was given; funds sufficient for the payment of all such securities were deposited with an agency authorized to make such payment; and such funds were made available to security holders on August 17, 2022. RedBall Acquisition Corp. announced that it will redeem all of its outstanding ordinary shares that were included in the units issued in its initial public offering (the "public shares"), effective as of the close of business on August 17, 2022, as the Company will not consummate an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 17, 2022.